Exhibit 10.4

First Amendment to Lease Agreement

This is the First Amendment to the Lease Agreement dated December 12, 2012 by and between First Farmers and Merchants Bank whose interest has been deeded to Overlook Center, LLC “Landlord” and Franklin Synergy Bank “Tenant” for space located at 2035 Wall Street, Spring Hill, Tennessee.

The Lease is amended as follows:

Tenant has declined to exercise its’ three year Lease renewal option outlined in Paragraph 4 (b) of the Lease.

Landlord and Tenant agree this Lease shall be extended under the current terms and conditions through March 31, 2017.

All other terms and conditions of the Lease shall remain in place.

Agreed by:

LANDLORD: Overlook Center, LLC

BY:	/s/ Sam Wantland, member

DATE:	2/1/2016

TENANT:	Franklin Synergy Bank

BY:	/s/ Kevin Herrington

Kevin Herrington EVP, COO

DATE:	1/26/16